EXHIBIT 5.1

                       CONRAD C. LYSIAK
                 Attorney and Counselor at Law
                     601 West First Avenue
                           Suite 503
                  Spokane, Washington   99201
                        (509) 624-1478
                      FAX (509) 747-1770

                              August 30, 2000

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C.   20549

                              RE:  Exhaust Technologies, Inc.

Gentlemen:

     Please be advised that, I have reached the following conclusions regarding the above offering:

     1. Exhaust Technologies, Inc. (the "Company") is a duly and legally organized and exiting Washington state corporation, with its registered office located in Spokane, Washington and its principal place of business located in Spokane, Washington. The Articles of Incorporation and corporate registration fees were submitted to the Washington Secretary of State's office and filed with the office in July 21, 1998. The Company's existence and form is valid and legal pursuant to the representation above.

     2. The Company is a fully and duly incorporated Washington corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Washington, and when such stock was issued it was fully paid for and non-assessable. The units, consisting of common stock, warrants, and shares underlying the warrants; and, the additional warrants and shares underlying the additional warrants to be sold under this Form SB-2 Registration Statement are likewise legal under the laws of the State of Washington.








PAGE 148
                              Securities and Exchange Commission
                              RE: Exhaust Technologies, Inc.
                              August 30, 2000
                              Page 2


     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

     4.  The Company's outstanding shares are all common shares.
There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

     5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company.
Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax
Reform Act of 1986.

     7. By director's resolution, the Company has authorized the issuance of up to 1,000,000 units each consisting of one share of common stock and one redeemable warrant. Further, the Company has authorized the issuance of 1,000,000 shares upon the exercise of the redeemable warrants which are components of the unit. Further, the Company has authorized the issuance of 1,000,000 additional redeemable warrants and 1,000,000 shares of common stock upon the exercise of the additional redeemable warrants. Further, the Company has authorized the issuance of up to 100,000 underwriter warrants, each consisting of one unit described above to be sold through a public offering. The Company has authorized the issuance of the warrants and shares comprising the underwriter warrants.

                              Securities and Exchange Commission
                              RE: Exhaust Technologies, Inc.
                              August 30, 2000
                              Page 3




     The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.00001 par value. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 1,000,000 units each consisting of one share of Common Stock, one redeemable warrant, and one share underlying each redeemable warrant; the issuance of up to 1,000,000 additional shares upon the exercise of the 1,000,000 additional warrants; and, the issuance of up to 100,000 underwriter units each consisting of one unit as described, above would be within the authority of the Company's directors and would result in the legal issuance of said securities.

                              Yours truly,



                              /s/ Conrad C. Lysiak
                              CONRAD C. LYSIAK